[ Janus Letterhead ]

February 22, 2016

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration

Janus Detroit Street Trust

1933 Act File No. 333-207814

1940 Act File No. 811-23112

Pre-Effective Amendment No. 1

Dear Sir or Madam:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of Pre-Effective Amendment No. 1 to its registration statement on Form N-1A be accelerated to February 22, 2016. Pre-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on Thursday, February 18, 2016 under the 1933 Act and the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Respectfully,

Janus Detroit Street Trust,

a Delaware statutory trust

/s/ Stephanie Grauerholz

Stephanie Grauerholz

Vice President

[ ALPS Letterhead ]

February 22, 2016

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration

Janus Detroit Street Trust

1933 Act File No. 333-207814

1940 Act File No. 811-23112

Pre-Effective Amendment No. 1

Dear Sir or Madam:

As principal underwriter for Janus Detroit Street Trust (the “Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of Pre-Effective Amendment No. 1 to its registration statement on Form N-1A be accelerated to February 22, 2016. Pre-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on Thursday, February 18, 2016 under the 1933 Act and the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Respectfully,

ALPS Distributors, Inc.

/s/ Steven B. Price

By: Steven B. Price

Title: Senior Vice President and Director of Distribution Services